Exhibit 10.5

VIASAT, INC. 1996 EQUITY PARTICIPATION Plan restricted stock unit Award Agreement (INDEPENDENT Director version)
Grant: ______ Restricted Stock Units (“RSUs”) Grant Date:	Name: Signature:

Acceptance of RSU Award:

By signing where indicated above, you agree to be bound by the terms and conditions of this Restricted Stock Unit Award Agreement (the “Agreement”) and the 1996 Equity Participation Plan of ViaSat, Inc. (as amended from time to time, the “Plan”). You acknowledge that you have reviewed and fully understand all of the provisions of this Agreement and the Plan, and have had the opportunity to obtain advice of counsel prior to accepting the grant of RSUs pursuant to this Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions relating to this Agreement and the Plan.

Terms and conditions of RSU Award:

1.
Grant. Effective on the Grant Date, you have been granted the number of RSUs indicated above providing you the right to receive an equivalent number of shares of Common Stock of ViaSat, Inc., a Delaware corporation (the “Company”), as the RSU vests, in accordance with the provisions of this Agreement and the provisions of the Plan.
2.
Forfeiture Upon Termination. Until vested, the RSU shall be subject to forfeiture in the event of your Termination of Directorship for any reason, whether such termination is occasioned by you, by the Company or any of its Subsidiaries, with or without cause or by mutual agreement.
3.
Transferability. Until vested and issued upon settlement, the RSU or any right or interest therein is not transferable except by will or the laws of descent and distribution. Until Common Stock is issued upon settlement of the RSU, you will not be deemed for any purpose to be, or have rights as, a Company shareholder by virtue of this award. You are not entitled to vote any shares of Common Stock by virtue of this award.
4.
Vesting. The RSU will vest and no longer be subject to the restrictions of and forfeiture under this Agreement as follows: [To be included in individual agreements]. Notwithstanding the foregoing, the RSU shall be fully vested upon your Termination of Directorship by reason of death or permanent disability. “Permanent disability” means that you are unable to perform your duties by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or is expected to last for a continuous period of at least 12 months, as reasonably determined by the Board, in its discretion.
5.
Payment After Vesting. Within ten days following the vesting of the RSU, you will be issued shares of Common Stock equal to the number of vested shares, in settlement of the RSU (subject to the withholding requirements described in Section 6 below, as applicable).
6.
Withholding; Indemnity.

(a) You understand that you (and not the Company) shall be responsible for any Tax Liability (as defined below) arising as a result of this Agreement or the transactions relating to the RSU. You agree to indemnify and keep indemnified the Company from and against any such Tax Liability.

(b) The Company has the authority to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy any withholding obligation for any Tax Liability. At any time not less than five business days before any such tax withholding obligation for any Tax Liability arises, you may satisfy your Tax Liability, in whole or in part, by either: (i) electing to have the Company withhold from your cash compensation payable to you or shares of Common Stock otherwise to be delivered upon settlement of the RSU with a Fair Market Value equal to the amount of the Tax Liability, or (ii) paying the amount of the Tax Liability directly to the Company in cash. Unless you choose to satisfy your withholding obligation for any Tax Liability in accordance with subsection (ii) above, your Tax Liability will be automatically withheld in accordance with subsection (i) above. The Board will have the right to disapprove an election to withhold your Tax Liability under subsection (ii) in its sole discretion. In the event your Tax Liability will be withheld under subsection (i) above, then the Company, upon approval of the Board, may elect (in lieu of withholding shares of Common Stock) to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on your behalf (pursuant to this authorization) a whole number of shares from those shares of Common Stock issuable to you upon settlement of the RSU as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy your Tax Liability. Your acceptance of this RSU constitutes your instruction and authorization to the Company and such brokerage firm to complete the transactions described in the previous sentence, as applicable. Such shares of Common Stock will be sold on the day the Tax Liability arises or as soon thereafter as practicable. The shares of Common Stock may be sold as part of a block trade with other participants of the Plan in which all participants receive an average price. You will be responsible for all broker’s fees and other costs of sale, and you agree to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed your Tax Liability, the Company agrees to pay such excess in cash to you as soon as practicable and you will have no entitlement to the Common Stock equivalent. You acknowledge that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy your Tax Liability. The Company may refuse to issue any Common Stock in settlement of your RSU to you until your Tax Liability is satisfied. To the maximum extent permitted by law, the Company has the right to retain without notice from shares of Common Stock issuable under the RSU or from cash compensation payable to you, such shares or cash having a value sufficient to satisfy the Tax Liability. If the Company withholds less than the amount necessary to satisfy the liability, you may be required to pay any additional Tax Liability directly to the applicable tax authority or to the Company. If the obligation for the Tax Liability is satisfied by withholding shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the vested RSUs notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of satisfying the withholding obligation for the Tax Liability.

(c) For purposes of this Agreement, your “Tax Liability” shall mean all federal, state, local and any non-U.S. income tax, social security contributions, payroll tax, fringe benefit tax, payment on account obligation or other related taxes, in each case that may arise as a result of (i) the grant, vesting or settlement of the RSU, (ii) the issuance to you of shares of Common Stock on the vesting or settlement of the RSU, (iii) the disposition of any shares of Common Stock that were the subject of the RSU, or (iv) any other transactions contemplated by this Agreement. The Company may withhold for the Tax Liability by considering statutory withholding rates or other applicable withholding rates, including minimum or maximum rates applicable in your jurisdiction.

(d) You acknowledge that the Company (i) makes no representations or undertakings regarding the treatment of any Tax Liability in connection with any aspect of the RSU, including, but not limited to, the grant, vesting or settlement of the RSU, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the RSU to reduce or eliminate your Tax Liability or achieve any particular tax result. You further acknowledge that if you are subject to Tax Liability in more than one jurisdiction, the Company may be required to withhold or account for Tax Liability in more than one jurisdiction.

7.
Nature of Grant. In accepting the grant, you acknowledge, understand and agree that:

(a) nothing in the Plan or this Agreement shall confer upon you the right to continue in as a member of the Board;

(b) you have no right or entitlement to be granted an award of RSU or shares of Common Stock; the grant of the RSU is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(c) all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;

(d) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(e) you are voluntarily participating in the Plan;

(f) the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(g) unless otherwise provided in the Plan or by the Company in its discretion, the RSU and the benefits evidenced by this Agreement do not create any entitlement to have the RSU or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any Corporate Transaction affecting the shares of Common Stock;

(h) no claim or entitlement to compensation or damages shall arise from forfeiture of the RSU resulting or recoupment of any shares of Common Stock acquired under the Plan resulting from (a) your Termination of Directorship and/or (b) the application of any recoupment policy or any recovery or clawback policy otherwise required by law; and

(i) the Company shall not be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSU or of any amounts due to you pursuant to the settlement of the RSU or the subsequent sale of any shares of Common Stock acquired upon settlement.

8.
Plan Governs. This RSU award is granted under and governed by the terms and conditions of the Plan. You acknowledge and agree that the Plan has been introduced voluntarily by the Company and in accordance with its terms it may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive an award of RSUs or benefits in lieu of RSUs in the future. Future awards of RSUs, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award, the number of shares and vesting provisions. By execution of this Agreement, you consent to the provisions of the Plan and this Agreement. Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.
9.
Section 409A. To the extent applicable, this Agreement and the RSUs shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. This RSU award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that you may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.
10.
Data Privacy.
(a)
Data Processing. You understand and agree with the data collection, use, and disclosure (collectively, “processing”) practices described herein, including the processing of Data by the Company and the transfer of Data to the recipients mentioned below, including recipients located in countries which may not have a similar level of protection from the perspective of the data protection laws in your country.
(b)
Data Collection and Usage. The Company may process certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth,

social insurance number, passport or other identification number, compensation, nationality, title, any shares or directorships held in the Company, details of all RSUs or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (collectively, “Data”), for the necessary purposes of implementing, administering and managing the Plan, including to communicate with you and as otherwise described herein. The legal basis, where required, for the processing of Data is your consent.
(c)
Stock Plan Administration Service Providers. The Company transfers Data, or parts thereof, to an independent service provider based in the United States, which assist the Company with the implementation, administration and management of the Plan. In the future, the Company may select different service providers and may share Data with such different service providers that serve in a similar manner. You acknowledge and understand that the Company’s service providers will open an account for you to receive and trade shares of Common Stock acquired under the Plan and that you will be asked to agree on separate terms and data processing practices with the service providers, which is a condition of your ability to participate in the Plan.
(d)
International Data Transfers. The Company and its service providers are based in the United States. You understand that your country may have enacted data privacy laws that are different from the laws of the United States. As a result, in the absence of appropriate safeguards such as standard data protection clauses, the processing of your Data in the United States or, as the case may be, other countries might not be subject to substantive data processing principles or supervision by data protection authorities. In addition, you might not have enforceable rights regarding the processing of your Data in such countries. The Company’s legal basis for the transfer of Data is your consent.
(e)
Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. This period may extend beyond your service relationship. When the Company no longer need Data for any of the above purposes, it will cease processing it in this context and remove it from all of its systems used for such purposes, to the fullest extent possible.
(f)
Data Subject Rights. You understand that data subject rights vary depending on the applicable law and that, depending on where you are based and subject to the conditions set out in the applicable law, you may have, without limitation, the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, you understand that you can contact [______].
(g)
Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and you are providing any consents referred to herein on a purely voluntary basis. You understand that you may withdraw any such consent at any time with future effect for any or no reason. If you do not consent, or if you later seek to withdraw your consent, your service with the Company will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant RSUs under the Plan to you or administer or maintain the Plan.

11.
Governing Law and Venue.
(a)
The RSU grant and the provisions of this Agreement are governed by, and subject to, the laws of the State of California, without regard to the conflict of law provisions, as provided in the Plan.

(b)
For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of San Diego County, California, or the federal courts for the United States for the Southern District of California, and no other courts, where this grant is made and/or to be performed.
12.
Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
13.
Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
14.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the RSU and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
15.
Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Grantee.
16.
Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, you may be subject to insider trading restrictions and/or market abuse laws which may affect your ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., RSUs) or rights linked to the value of shares of Common Stock during such times when you are considered to have “inside information” regarding the Company, as defined by the laws or regulations in your country. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You further acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.
17.
Foreign Asset/Account and Tax Reporting; Exchange Control Requirements. You acknowledge that there may be certain foreign asset, account reporting and/or tax reporting requirements and exchange controls which may affect your ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside your country. You understand that you may be required to report such accounts, assets or related transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker and/or within a certain time after receipt. In addition, you may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of shares of Common Stock. You acknowledge that it is your responsibility to be compliant with all such requirements, and you should speak to your personal advisor on this matter.
18.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Common Stock. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.